Exhibit 99.1

NEWS RELEASE

CONTACT: CONMED Corporation Luke A. Pomilio Chief Financial Officer 315-624-3202

CONMED Corporation Announces Jury Verdict

in Delaware Litigation Against SurgiQuest

Utica, New York, April 11, 2017 – CONMED Corporation (NASDAQ: CNMD) today announced that a jury in the United State Federal District Court for the District of Delaware returned a verdict finding CONMED’s subsidiary, SurgiQuest, liable for $2.2 million in compensatory damages with an additional $10.0 million in punitive damages. The jury verdict relates to the litigation between SurgiQuest and Lexion Medical LLC that CONMED acquired in connection with its acquisition of SurgiQuest, as disclosed in CONMED’s Form 10-K dated February 27, 2017. The litigation first began in 2013, prior to CONMED’s acquisition of SurgiQuest in January 2016. The underlying claims are that SurgiQuest previously engaged in false advertising in marketing literature related to the AirSeal® system.

“While we are disappointed in the jury’s verdict, we intend to pursue all post-trial and appellate remedies,” said Daniel S. Jonas, Esq., CONMED’s Executive Vice President, Legal Affairs and General Counsel. “This litigation will have no impact on the availability of, or CONMED’s ability to distribute, our innovative AirSeal® access port or the AirSeal® IFs unit.”

“While we respect the jury’s verdict, this litigation does not take away from the outcomes experienced by the surgeons who have used the AirSeal® in more than 600,000 surgeries to date. These products are the most technologically advanced and provide the only integrated access management system for robotic and laparoscopic surgery on the global market,” said Curt R. Hartman, CONMED’s President and Chief Executive Officer.

About CONMED Corporation

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. CONMED has a direct selling presence in 17 countries and international sales constitute approximately 50% of the Company’s total sales. Headquartered in Utica, New York, the Company employs approximately 3,300 people. For more information, visit www.conmed.com.

Forward Looking Statements

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to, the risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.